EXHIBIT 99.1

April 16, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE:     Letter Responsive to Temporary Note 3T to Article 3 of Regulation S-X

Dear Sir or Madam:

In compliance with Temporary Note 3T to Article 3 of Regulation S-X, I am writing to inform you that Arthur Andersen LLP ("Andersen") has represented to Cogentrix Energy, Inc. ("CEI"), that Andersen's audit of the consolidated balance sheets of CEI and subsidiary companies as of December 31, 2001 and 2000, and the consolidated statements of income, consolidated statements of changes in shareholders' equity, and consolidated statements of cash flows for each of the three years in the period ended December 31, 2001, was subject to Andersen's quality control system for the United States accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.

Sincerely,

/s/ THOMAS F. SCHWARTZ
Thomas F. Schwartz
Group Senior Vice President
and Chief Financial Officer